Exhibit 99.1

Investor Contact: Dave Crawford
Avanos Medical, Inc.
470-448-5177
Investor.Relations@Avanos.com

Media Contact: Katrine Kubis
Avanos Medical, Inc.
470-448-5561
CorporateCommunications@Avanos.com

Avanos Medical, Inc. Appoints Moji James as Senior Vice President & General Counsel
ALPHARETTA, Ga., July 12, 2021 / PRNewswire / -- Avanos Medical, Inc. (NYSE: AVNS) today announced that Moji James has been appointed senior vice president & general counsel. In this role, James will oversee the Company’s legal, government relations and global security functions.
During her more than 25 years practicing law, James has supported the development and commercialization of innovative drugs, biologics and vaccines. She most recently served as executive vice president, chief legal and compliance officer of Tmunity Therapeutics, a biotherapeutics company, where she was responsible for legal affairs, compliance and risk management.
Prior to Tmunity, James served as senior vice president and general counsel of Iroko Pharmaceuticals, and she began her life sciences legal career at Wyeth Pharmaceuticals (now part of Pfizer). Before joining Wyeth, she was a litigator at major law firms including Shearman & Sterling in New York, focusing her practice on complex commercial and securities issues.
“Moji’s extensive global and diversified legal experience, along with her knowledge of the healthcare sector and exceptional track record of managing complex business and legal strategies, makes her uniquely qualified for this role,” stated Joe Woody, chief executive officer. “In addition to her role as general counsel, I am excited to have Moji’s broad business experience and capabilities add to our overall strategy and vision of getting patients back to the things that matter.”
James holds a Bachelor of Laws degree from Warwick University, England, a Master of Laws degree from London University, and is also a barrister at law.
About Avanos Medical, Inc.
Avanos Medical, Inc. (NYSE: AVNS) is a medical technology company focused on delivering clinically superior breakthrough medical device solutions to improve patients' quality of life. Headquartered in Alpharetta, Georgia, Avanos is committed to addressing some of today's most important healthcare needs, such as reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands in more than 90 countries. For more information, visit Avanos.com and follow Avanos Medical on Twitter (@AvanosMedical), LinkedIn and Facebook.